Exhibit 99.1
2 September 2005
Dear Shareholders and friends of AssuranceAmerica,
We are pleased to share our July Report with you today. We continue to grow our premiums as a result of our MGA/Carrier’s entry into Alabama and Florida. We reached a milestone in July writing over $5 million in gross written premium. The year-to-date increase in our MGA/Carrier’s revenue exceeded 35%. Our Agencies also contributed to our year-over-year revenue growth with a year-over-year increase of 37% through July.

	July 2005
	(Unaudited)
	Current Month			Year-to-date
	2005	2004	Change	2005	2004	Change
	(in $1,000)%			(in $1,000)%
· MGA /Carrier Gross Premiums Written	$5,401	$2,506	116%	$28,025	$20,642	36%
· Retail Agencies Gross Premium Produced†	4,745	3,746	27%	36,651	28,921	27%
· Retail Agencies Group Revenues*†	750	490	53%	5,410	3,945	37%
· Company Revenues	3,083	1,991	55%	19,034	13,982	36%
· Company Pre-Tax Income	38	(53)	172%	1,107	35	3082%
*before inter-company eliminations †Current year financial data includes agency acquisitions that may not be included in prior year data.
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Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,

/s/ ______________________________________	/s/ ______________________________________
Guy W. Millner Chairman	Lawrence (Bud) Stumbaugh President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking”
statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-
looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.
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